Filed Pursuant to Rule 424(b)(3)
Registration No. 333-203592
Prospectus Supplement No. 2
(to Prospectus dated July 29, 2015)

13,225,000 shares of Common Stock issuable upon the exercise of the 13,225,000 outstanding Warrants issued in our public offering

This prospectus supplement supplements the prospectus dated July 29, 2015 (the “Prospectus”), as supplemented by prospectus supplement No. 1 dated August 19, 2015, which relates to the offering of the shares of common stock of Perseon Corporation (the “Company,” “we,” or “our”) that are underlying the Warrants that we issued in our public offering, which closed on August 4, 2015 (the “Offering”). The securities underlying the Warrants include 13,225,000 shares of our common stock, which are issuable upon the exercise of the 13,225,000, outstanding Warrants that we issued in the Offering.  Each Warrant is exercisable for one share of common stock at an exercise price of $0.99 per share. The Warrants expire July 29, 2020.

This prospectus supplement incorporates into the Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock and the Warrants are listed on The NASDAQ Capital Market under the symbols “PRSN” and “PRSNW”. On August 31, 2015, the closing sale price of our common stock and the Warrants on The NASDAQ Capital Market were $0.40 per share and $0.15 per warrant, respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 1, 2015.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 26, 2015

PERSEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32526	75-1590407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2188 West 2200 South
Salt Lake City, Utah 84119
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 972-5555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2015, William S. Barth informed the board of directors of Perseon Corporation (the “Company”) that he is retiring as the Company’s Chief Financial Officer (“CFO”) as of December 31, 2015.  The Company has initiated a search for a replacement CFO, and Mr. Barth will continue to serve as CFO until the earlier of December 31, 2015 or when his successor is identified and appointed.

A copy of the press release issued in connection with the announcement of Mr. Barth’s retirement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated September 1, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERSEON CORPORATION

Date: September 1, 2015	By:	/s/ William S. Barth
William S. Barth
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated September 1, 2015

EXHIBIT 99.1

Perseon CFO William Barth Announces Plans to Retire

Salt Lake City – September 1, 2015 – Perseon Corporation (NASDAQ: PRSN) (“Perseon” or the “Company”), a leading provider of medical systems that utilize energy to treat cancer, today announced that Chief Financial Officer William Barth, 65, has advised the Company of his plans to retire. Perseon has initiated a CFO search and Mr. Barth will stay on board until December 31, 2015, or when a successor is identified and appointed.

“Since joining us in 2012, Bill has played an invaluable leadership role in our company and we thank him for his financial acumen, dedication and service,” said Person President and CEO Clint Carnell.  “Bill has seen us through the hard work of divesting our hyperthermia business and raising capital to support our new growth strategy and we wish him well.”

“I’ve enjoyed working with Clint and the new team.  We have accomplished a tremendous amount since January and Perseon is well positioned for success as a standalone company focused solely on the high growth, high margin microwave ablation market,” said Perseon CFO Bill Barth.  “I look forward to staying on to help enable a seamless transition of my CFO responsibilities.  I will then turn my focus to my family and other personal interests.”

About Perseon
Perseon Corporation invests its resources in fighting humanity’s worst disease: cancer. Perseon’s people are dedicated to finding innovative technologies and means to deliver energy solutions to healthcare providers and patients around the world. MicroThermX® treats soft tissue tumors with precision-focused energy, expanding the options and broadening the opportunities for cancer treatment.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements relating to our focus on microwave ablation to create stockholder value and pursuit of our strategic plans are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including the risk that for a variety of reasons we may not be able to execute on our strategic plans, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.

Contact

Tricia Ross
Financial Profiles
310-622-8226
tross@finprofiles.com